EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated April 15, 2009 included in the Form S-4 Registration Statement and related Information Statement/Prospectus of Charmed Homes Inc. for the registration of shares of its common stock. We also consent to the reference to our firm under the caption “Experts”.

CHARTERED ACCOUNTANTS
Vancouver, Canada
July 10, 2009